Exhibit 99.1

Power REIT Acquires 556,146 Square Foot Cannabis Greenhouse Cultivation and Processing Facility for $18.4 Million in Highly Accretive Transaction

The Greenhouse will be the Largest Cannabis Cultivation Facility in Michigan and one of the Largest in the United States

Old Bethpage, New York, September 9, 2021 (GLOBE NEWSWIRE) Power REIT (NYSE-AMEX: PW and PW.PRA) (“Power REIT” or the “Trust”) today announced that it has closed on its previously announced greenhouse cultivation facility acquisition in Marengo Township, Michigan (the “Property”) through a wholly owned subsidiary (“PropCo”). The Property is comprised of approximately 556,000 square feet and is located in the “Marijuana Overlay District” of Marengo County which allows for unlimited cannabis cultivation licenses. The 61-acre property has existing plans in place to add 330,236 square feet and has additional land available for further expansion.

Property Details

The state-of-the-art “Dutch Venlo Style” greenhouse is 26 feet tall which helps control the growing environment. The diffused glass roof is beneficial to plant growth and allows greater plant density. The greenhouse features advanced cultivation controls and a best-in-class irrigation/fertigation system. There are also two large, multi-functional boilers that heat and help dehumidify the greenhouse and also provide the crop with enhanced CO2 levels to improve plant yields. There is a 1-million-gallon hot water storage tank that allows the boilers to run during the day to provide enhanced CO2 to the plants for photosynthesis, but then uses the stored heat at night or as otherwise needed. The greenhouse also includes an exceptional irrigation system with 500,000 gallons of feed tanks that can water the entire greenhouse in under 20 minutes. The irrigation system is configured with 12 different feed zones. This allows for precision crop feeding targeting each zone based on the plant growth stage and cultivar. This facility is labor-efficient with an under-bench radiant heating system that acts as a dual-purpose rail system for carts and other equipment to enhance labor efficiency.

Capital Improvements

As part of the transaction, Power REIT has agreed to fund capital improvements for the Property to position it for cannabis cultivation. Power REIT’s current capital commitment for the initial phase of improvements is approximately $3 million which includes costs related to permitting and licensing, fire suppression, security and site work. Power REIT is working with its tenant to finalize the budget for additional property improvements that Power REIT will fund and amend the lease accordingly. These improvements are expected to include a light deprivation system which is important to maximize plant yields, dry and cure space, a state-of-the-art propagation room, as well as an early-stage plant nursery at the facility as well as upgrades to facilities to support the needs of employees such as bathrooms and lockers.

David Lesser, Power REIT’s Chairman and CEO, commented, “This is a very exciting transaction for Power REIT – it is our largest acquisition to-date and one of our more complex transactions. Due to our flexible balance sheet and focused investment strategy on greenhouses, we were able to opportunistically acquire this property through a receivership process. The property is believed to be one of the largest cannabis greenhouse cultivation facilities in the United States. This property was previously used for cultivating red-bell peppers and demonstrates Power REIT’s ability strategically re-purpose existing greenhouse structures for cannabis cultivation.”

Lease Structure

Concurrent with the acquisition, PropCo entered a 20-year “triple-net” lease (the “Lease”) with Marengo Cannabis LLC, a wholly owned subsidiary of Millennium Cannabis LLC (“Millennium Cannabis”), allowing use of the Property as a cannabis cultivation and processing facility. The Lease requires Millennium Cannabis to pay all property related expenses including maintenance, insurance, and taxes. After the initial 20-year term, the Lease provides two, five-year renewal options and has a guarantee from Millennium Cannabis LLC. As mandated by the Lease, Millennium Cannabis will maintain a medical marijuana license and will operate in accordance with all Michigan and municipal regulations. The Lease also prohibits the retail sale of cannabis at the Property.

After an initial deferred rent period to allow for renovations, the Lease stipulates rental payments that provide PropCo with a full return of its invested capital over the next three years, and thereafter, provides an approximately 14.7% yield increasing thereafter at a rate of 3% per annum. The Lease, as structured, provides straight-line annual rent of approximately $4.3 million, representing an unleveraged Core FFO yield of approximately 20% on the invested capital.

Millennium Cannabis

Millennium Cannabis is a wholly owned subsidiary of Millennium Investment & Acquisition Co. Inc. (Ticker: “MILC”). David H. Lesser, MILC’s Chairman and CEO is also Chairman and CEO of Power REIT. Millennium Cannabis operates three cannabis cultivation greenhouse facilities located in Oklahoma, Colorado and Michigan. All three properties are leased from Power REIT, which Power REIT believes represents an attractive strategic alliance. With the Michigan transaction, Millennium Cannabis now boasts one of the largest multi-state cannabis cultivation footprints in the United States.

Millennium Cannabis is led by Jared Schrader, who has built a team of more than 50 seasoned cannabis cultivators and operators. Millennium Cannabis engages agriculture experts from outside of the cannabis industry to incorporate proven growing methods from traditional crops into successful cannabis cultivation operations in low-energy greenhouse environments. Millennium Cannabis shares Power REIT’s thesis that greenhouses represent the sustainable solution for cultivating cannabis at a low cost and with a significantly reduced carbon footprint when compared to the expensive indoor warehouse cultivation facilities that are more typical across the cannabis industry.

Millennium Cannabis strategically deploys this wide range of expertise to empower strong local operating partners to apply Millennium Cannabis proven growing protocols and best-in-class production methods to meet the evolving needs of consumers within their local markets. Its partners in Michigan include the long-time Facility Director of the greenhouse’s prior use, a leading women-owned and minority-owned operations advisory group with more than a decade of experience creating and leading state-legal cannabis operations, and a locally-based women-owned licensing partner who most recently oversaw regulatory and compliance affairs for two of the largest greenhouse operators in the country.

Commenting on Power REIT’s alliance with Millennium Cannabis, David Lesser stated, “We believe Power REIT’s most viable approach at this juncture was to work with Millennium Cannabis as the tenant/operator. Together, we have jointly developed an operating platform that focuses on greenhouse cultivation technology and will marrying that with the necessary cannabis growing expertise.”

Jared Schrader, Millennium Cannabis’ President, commented, “Millennium Cannabis is excited to commence operations at this truly state-of-the-art greenhouse cultivation facility. We believe this property can be a large-scale, low-cost producer that is well positioned to compete favorably in the Michigan cannabis market. The nascent Michigan market is experiencing dramatic growth and has current pricing that far exceeds the national averages. In the near-term this represents an opportunity to generate significant cash flow. Given our focus on using greenhouse technology to lower the cost of cultivation, we are confident we can compete favorably even as the prices inevitably compress in this market. As such, the Power REIT rent structure is well suited for a long-term sustainable venture.”

The Michigan Cannabis Market

In 2008, Michigan passed the Michigan Marihuana Act and became the 10th state to legalize medical cannabis. During 2020, its first full year of recreational sales, the Michigan market generated $1 billion in total legal medical and adult-use revenue. Revenue for 2021 is projected to reach $1.8 billion, an increase of 80% YoY. This would make Michigan the second largest cannabis market in the country, second only to California.

NON-DILUTIVE CAPITAL PLAN AND FORWARD CORE FFO PER SHARE GUIDANCE

Power REIT has now deployed all of the capital raised in its recently closed Rights Offering across several transactions. These transactions have been highly accretive to Core FFO. Power REIT intends to focus on non-dilutive capital in order to finance the additional requirements to fund property improvements for the Michigan property as well as additional acquisitions. Power REIT is currently focused on debt as well as the potential to issue additional preferred stock.

Mr. Lesser continued, “Our updated business plan that we put into motion in the second half of 2019 continues to drive substantial growth. Our dynamic growth is a function of the attractive yields we can achieve with our strategic greenhouse investments coupled with our relatively small size which amplifies the impact of these transactions. With a recent stock price of $44.92 and a forward Core FFO run rate of $3.59 per share based on our in-place transactions and without additional growth, Power REIT trades at a 12.5 multiple. We believe we can continue to drive significant additional growth through acquisitions by employing non-dilutive capital as well as re-investing capital from our unique lease structure which has a front-loaded rent that returns Power REIT’s invested capital in the early years of leases. We believe our potential growth rate driven by acquisitions combined with a relatively low forward Core FFO multiple provides a compelling value proposition for investors. We have an active pipeline of acquisitions and hope to announce additional activity in the near future.”

Updated Investment Presentation

Power REIT has posted an updated investor presentation which is available using the following link: https://www.pwreit.com/investors

Statement on Sustainability

Power REIT owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture facilities with a focus on greenhouses, Renewable Energy and Transportation.

CEA facilities in the form of greenhouses, provide an extremely environmentally friendly solution, which consume approximately 70% less energy than indoor growing operations that do not benefit from “free” sunlight. greenhouses use 90% less water than field grown plants, and all of Power REIT’s greenhouse properties operate without the use of pesticides and avoid agricultural runoff of fertilizers and pesticides. These facilities cultivate medical Cannabis, which has been recommended to help manage a myriad of medical symptoms, including seizures and spasms, multiple sclerosis, post-traumatic stress disorder, migraines, arthritis, Parkinson’s disease, and Alzheimer’s.

Renewable Energy assets are comprised of land and infrastructure associated with utility scale solar farms. These projects produce power without the use of fossil fuels thereby lowering carbon emissions. The solar farms produce approximately 50,000,000 kWh of electricity annually which is enough to power approximately 4,600 homes on a carbon free basis.

Transportation assets are comprised of land associated with a railroad, an environmentally friendly mode of bulk transportation.

About Power REIT

Power REIT, with a focus on the “Triple Bottom Line” and a commitment to Profit, Planet and People is a specialized real estate investment trust (REIT) that owns sustainable real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture in the form of greenhouses for the cultivation of food and cannabis.

Additional information about Power REIT can be found on its website: www.pwreit.com

About Millennium Investment & Acquisition Co. Inc.

Millennium Investment and Acquisition Co. Inc. (ticker: MILC) is an internally managed, non-diversified, closed-end investment company. During 2020, MILC announced that it was seeking to de-register as an Investment Company that is regulated under Investment Company Act of 1940. MILC is currently seeking an Order from the SEC declaring that it has ceased to be an Investment Company as it no longer meets the definition of holding itself out as investing in securities but rather has pivoted to focus on direct investments in operating businesses.

MILC is currently focusing on opportunities in sustainable cannabis cultivation and sustainable production of activated carbon.

Additional information about MILC can be found on its website: www.millinvestment.com

Cautionary Statement About Forward-Looking Statements

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

Contact:

David H. Lesser, Chairman & CEO	Mary Jensen, Investor Relations
dlesser@pwreit.com	mary@irrealized.com
212-750-0371	310-526-1707

301 Winding Road Old Bethpage, NY 11804
www.pwreit.com